Exhibit 99.1

W&T Offshore Announces First Quarter 2016 Financial Results, Operations Update and Second Quarter and Full Year 2016 Guidance

HOUSTON, May 4, 2016 /PRNewswire/ -- W&T Offshore, Inc. (NYSE: WTI) today reported its first quarter 2016 operations and financial results, as well as its 2016 second quarter and full year production and expense guidance. Some of the key items and subsequent events include:

  Production for the first quarter of 2016 averaged 43,317 barrels of oil equivalent ("Boe") per day (3.9 million Boe for the quarter), 57.4% of which was oil and liquids. Oil production increased 0.6% for the first quarter of 2016 compared to the first quarter of 2015; while natural gas production decreased 18.4% and natural gas liquids (NGL) production decreased 19.2% as we continued our focus on oil related projects. Oil production was deferred as our largest oil producing field was offline for three weeks as a result of a scheduled maintenance project on a third-party pipeline that services the platform.
  Full year production and expense guidance remains the same.
  Revenues for the first quarter of 2016 were $77.7 million, 72.0% of which was from oil and NGLs.
  Lease operating expenses ("LOE") declined 16.6% for the first quarter of 2016 to $44.5 million compared to $53.3 million in the first quarter of 2015 reflecting our focus on expense management. General and administrative expenses decreased 20.8% for the first quarter of 2016 to $16.4 million with reduced headcount, reduced contractor usage and other cost saving measures.

Tracy W. Krohn, W&T Offshore's Chairman and Chief Executive Officer, stated, "With the continued weakness in commodity prices, we remained focused on prudently managing our cash balance and liquidity position, while minimizing our capital expenditures and judiciously managing our expenses.

"Our oil production remains strong as we benefit from good production rates at Big Bend, Dantzler, Medusa and our Ewing Bank 910 projects that were placed on line within the last year. With no material near-term lease expirations and most of our acreage held by production, we have no new wells currently planned for the remainder of 2016 and will continue to reduce expenses as we focus on returning operating margins to acceptable levels."

Production, Revenues and Price: For the first quarter of 2016, our oil production was 1.9 million barrels, up 0.6% over the first quarter of 2015. NGL production was 357,900 barrels, down 19.2% from the first quarter of 2015. Natural gas production was 10.1 billion cubic feet ("Bcf") for the first quarter of 2016, down 18.4% from the first quarter of 2015. Our combined total production was 3.9 million barrels of oil equivalent ("MMBoe") in the first quarter of 2016, down 10.3% from the first quarter of 2015. Oil production for the first quarter of 2016 was lower than anticipated as our largest oil producing field was offline for three weeks as a result of a scheduled maintenance project on a third-party pipeline that services the platform. However, oil production was higher in the first quarter of 2016 compared to the first quarter of 2015 due to increases in production from the development of certain deepwater fields within the last year, offset by the loss of production as a result of the sale of our Yellow Rose field in October 2015 and production deferrals, which occurred at multiple offshore locations. Deferrals, in addition to the one described above, were attributable to third-party pipeline outages, operational issues, and maintenance. We estimate production deferrals were 0.8 MMBoe during the first quarter of 2016 and 0.5 MMBoe during the first quarter of 2015.

Revenues for the first quarter of 2016 were $77.7 million compared to $127.9 million in the first quarter of 2015. The decrease in revenues was primarily due to the steep decline in commodity prices, combined with lower overall production. Our average realized crude oil sales price was down $16.31 per barrel, or 37.9%, between the two quarters. NGLs prices declined 17.0%, or $2.85 per barrel, as a result of the decline in crude oil prices, continued weak natural gas prices and a significant oversupply of both ethane and propane, which comprise the majority of NGLs on a component basis. Natural gas prices were lower by $1.00 per Mcf, or 33.2%, from the first quarter of 2015. During the first quarter of 2016, our average realized sales price for oil was $26.73 per barrel, $13.96 per barrel for NGLs and $2.01 per Mcf for natural gas. On a combined basis, we sold 43,317 Boe per day at an average realized sales price of $19.33 per Boe compared to 48,837 Boe per day sold at an average realized sales price of $28.70 per Boe in the first quarter of 2015.

WTI crude oil prices averaged $33.35 per barrel for the first quarter of 2016 compared to our average realized crude oil price of $26.73 per barrel. WTI is frequently used to value domestically produced crude oil, and the majority of our oil production is priced using the spot price for WTI as a base price, then adjusted for the type and quality of crude oil and other factors. Just like crude oil prices, the differentials for our offshore crude oil have also experienced significant volatility. For example, the monthly average differentials of WTI versus LLS, HLS and Poseidon for the first quarter of 2016 were a positive $1.60 and $0.80, and a negative $3.71 per barrel, respectively. The majority of our crude oil is priced similar to Poseidon and, therefore, is experiencing negative differentials. In addition, a few of our crude oil fields have a negative quality bank adjustment due to crude oil quality and production from two of our crude oil fields is transported via barge, which is more expensive than pipeline transportation.

Cash Flow from Operating Activities and Adjusted EBITDA: EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin are non-GAAP measures and are defined in the "Non-GAAP Financial Measures" section at the end of this news release.

Cash flows from operating activities, before changes in working capital and ARO settlements, were a negative $9.3 million for the first three months of 2016, compared to $30.2 million generated over the same period in 2015. Cash flows declined as revenues were $50.2 million lower in the 2016 period compared to the 2015 period. Payments to settle asset retirement obligations totaled $3.2 million in the first three months of 2016.

Adjusted EBITDA for the first quarter of 2016 was $16.6 million, down from $48.3 million generated over the same period in 2015. Our Adjusted EBITDA margin was 21% in the 2016 period compared to 38% in the 2015 period.

Net cash provided by operating activities for the first three months of 2016 was $29.7 million compared to $52.9 million for the same period in 2015.

Liquidity: At March 31, 2016, we had a cash balance of $370.6 million and no amount of undrawn capacity available under our revolving bank credit facility.

During February of 2016, we borrowed $340 million under our Credit Agreement. On March 23, 2016, the borrowing base under our Credit Agreement was reduced as part of the spring redetermination from $350 million to $150 million. We are required to repay the amount of borrowings and letters of credit in excess of the redetermined borrowing base in three installments over 90 days. We repaid $52 million on March 31, 2016 and $12 million on May 2, 2016. We are required to repay $64 million on May 31, 2016 and $64 million on June 30, 2016, in addition to interest payments on our long-term debt.

In February and March, 2016, the Company received several orders from the BOEM demanding that the Company provide additional supplemental bonding on certain Federal offshore oil and gas leases, rights of way and rights of use and easement owned and/or operated by the Company. One order was rescinded and re-issued and another one was rescinded. The outstanding orders total $260.8 million. We have filed appeals with the Interior Board of Land Appeals regarding three of the BOEM orders - specifically the February order that required W&T to post a total of $159.8 million in supplemental bonding and two March orders requiring $68 million in supplemental bonding. We have had numerous discussions with the BOEM and its sister agency, the BSEE, since receiving the orders. The objective of the Company remains to reach a mutual agreement on the financial assurance requirements.

The issuance of any additional surety bonds to satisfy the BOEM orders or any future BOEM orders may require the posting of cash collateral, which may be significant, and the creation of escrow accounts. We continue to have discussions with BOEM regarding these matters.

Lease Operating Expenses: LOE, which includes base lease operating expenses, insurance premiums, workovers, and maintenance expenses on our facilities decreased $8.9 million, or 16.6%, to $44.5 million in the first quarter of 2016 compared to the first quarter of 2015. On a per Boe basis, lease operating expenses decreased to $11.28 per Boe in the first quarter of 2016, a 7.0% reduction compared to $12.13 per Boe in the first quarter of 2015. On a component basis, base lease operating expenses decreased $5.2 million, workover expense decreased $1.9 million, and insurance premiums decreased $1.6 million. Base lease operating expenses decreased primarily due to lower costs from service providers ($9.2 million) and the sale of the Yellow Rose field in October 2015 ($5.9 million), partially offset by increases in expenses related to our new deepwater fields at Dantzler and Big Bend ($5.6 million), lower production handling fees (cost offsets) at our Mississippi Canyon 243 field (Matterhorn) ($2.9 million) and costs associated with delinquent joint venture partners ($1.4 million). The decrease in workover costs was primarily due to the sale of the Yellow Rose field and reduced activities offshore.

Depreciation, depletion, amortization and accretion ("DD&A"): DD&A, including accretion for ARO, decreased to $16.17 per Boe for the first quarter of 2016 from $28.55 per Boe for the first quarter of 2015. On a nominal basis, DD&A decreased to $63.7 million for the first quarter of 2016 from $125.5 million for the first quarter of 2015 due to a decrease in the DD&A rate per Boe and lower production volumes. The DD&A rate per Boe decreased primarily due to the ceiling test write-downs recorded in 2015, the proceeds from the sale of the Yellow Rose field and the decrease in associated future development costs. Other factors affecting the DD&A rate are lower net proved reserves, the general reduction in the costs of goods and services and lower capital expenditures in relation to DD&A expense, which lowered the full-cost pool subject to DD&A.

Ceiling test write-down of oil and natural gas properties: For the first quarter of 2016, we recorded a non-cash ceiling test write-down of $116.6 million as the book value of our oil and natural gas properties exceeded the ceiling test limitation. The write-down resulted from a significant reduction in the market value of all three commodities we sell. For the first quarter of 2015, the ceiling test write-down was $260.4 million.

General and Administrative Expenses ("G&A"): G&A decreased $4.3 million, or 20.8% to $16.4 million for the first quarter of 2016 compared to the first quarter of 2015. The decrease was primarily due to decreases in headcount, benefits, contractor expenses and costs related to surety bonds (due to timing), partially offset by higher legal and professional services costs. G&A on a per BOE basis was $4.17 Boe for the first quarter of 2016 compared to $4.72 per Boe for the first quarter of 2015.

Derivatives: For the first quarter of 2016, we recorded a $2.5 million derivative gain for derivative contracts for crude oil and natural gas. For the first quarter of 2015, there were no derivative contracts in place. The Company has hedges in place covering about one-third of our estimated 2016 production. A report providing our commodity derivative positions is posted to our website.

Income Taxes: Our income tax benefit for the first quarter of 2016 was $4.9 million, down significantly from $103.6 million in the first quarter of 2015. The change is attributable primarily to changes in the pre-tax loss and changes in the valuation allowance recorded for the respective periods. Our annualized effective tax rate for the first quarter of 2016 was 2.5% and differs from the federal statutory rate of 35% primarily due to recording and adjusting a valuation allowance related to federal and state deferred tax assets. During the three months ended March 31, 2016 and 2015, we recorded a valuation allowance of $60.0 million and $22.5 million, respectively, related to federal and state deferred tax assets. Deferred tax assets are recorded related to net operating losses and temporary differences between the book and tax basis of assets and liabilities expected to produce tax deductions in future periods. The realization of these assets depends on recognition of sufficient future taxable income in specific tax jurisdictions in which those temporary differences or net operating losses are deductible. In assessing the need for a valuation allowance on our deferred tax assets, we consider whether it is more likely than not that some portion or all of them will not be realized.

Net Income (Loss) & Earnings (Loss) Per Share: We reported a net loss for the first quarter of 2016 of ($190.5) million, or ($2.49) per common share, compared to net loss of ($255.1) million, or ($3.36) per common share, during the same period in 2015. Excluding special items (including the ceiling test write-down of oil and natural gas properties, write off of debt issuance and other non-operating costs and an unrealized commodity derivative loss, net of applicable federal income tax at the effective tax rate for the periods presented), our net loss for the first quarter of 2016 was ($72.7) million, or ($0.95) per common share, compared to first quarter 2015 net loss of ($70.0) million, or ($0.92) per common share. Operating results for the first quarter of 2016, excluding special items, were down primarily due to a $50.2 million decrease in revenues primarily driven by a 32.6% decline in our realized prices and a significantly lower federal income tax benefit, partially offset by an $8.9 million decrease in LOE, a $61.7 million decrease in DD&A and a $4.3 million decrease in G&A.

See the "Reconciliation of Net Loss to Net Loss Excluding Special Items" and related earnings per share, excluding special items in the table under "Non-GAAP Information" at the end of this news release for a description of the special items.

2016 Capital Expenditures Update: Our capital expenditures on an accrual basis for the first quarter of 2016 were $12.9 million ($33.6 million on a cash basis) compared to $82.8 million ($135.2 million on a cash basis) for first quarter of 2015. In 2016, the substantial majority of our capital expenditures were directed at completion activities of the Ewing Bank 954 A-8 well in the amount of $11.6 million. The remainder of the expenditures was associated with other development activities, seismic and capitalized interest.

Our capital expenditure budget for 2016 remains set at $15 million, excluding expenses associated with plug and abandonment activities which is currently estimated to total $76 million and is expected to be funded with cash on hand and cash flow from operating activities.

OPERATIONS UPDATE

Offshore Gulf of Mexico:

Ewing Bank 954 A-8 (part of the Ewing Bank 910 field) (50% WI, deepwater)

In the first quarter, the Company completed in two separate zones the Ewing Bank 954 A-8 well, which was drilled from the EW 910 platform. This is the second well in a two-well exploration program drilled from the EW 910 platform and followed the earlier discovery at the ST 320 A-5 well in May 2015. The EW 954 A-8 well reached total depth in December and penetrated a total of 150 feet of measured depth hydrocarbon pay contained in two sands. The well has achieved a gross initial production rate from the lower sand completion of approximately 3,500 Boe per day. We also have pre-completed a second zone in the A-8 well, which was actually the primary and larger original target zone and plan to place this second completion on production later as the lower completion depletes.

Second Quarter and Full Year 2016 Outlook

Our guidance for the second quarter and full year 2016 is provided in the table below and represents the Company's best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward-Looking Statements."

	Second Quarter	Full Year
Production	2016	2016
Oil and NGLs (MMBbls)	2.1 - 2.3	8.5 - 9.3
Natural gas (Bcf)	9.9 - 10.9	37.9 - 41.9
Total (Bcf)	22.5 - 24.9	88.8 - 98.2
Total (MMBoe)	3.7 - 4.2	14.8 - 16.4

Operating Expenses	Second Quarter	Prior Full Year
($ in million)	2016	2016
Lease operating expenses	$44.7 - $49.3	$166 - $184
Gathering, transportation & production taxes	$5 - $6	$22 - $24
General and administrative	$16.1 - $17.8	$61 - $68
Income tax rate (100% deferred)	6.7%	4.4%

Conference Call Information: W&T will hold a conference call to discuss our financial and operational results on Thursday, May 5, 2016, at 9:30 a.m. Eastern Time. To participate, dial 412-902-0030 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company's website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until May 12, 2016 and may be accessed by calling 201-612-7415 and using the passcode 13635554.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico. We have grown through acquisitions, exploration and development and currently hold working interests in approximately 54 fields in federal and state waters (50 producing and four fields capable of producing). W&T currently has under lease approximately 850,000 gross acres, including approximately 500,000 gross acres on the Gulf of Mexico Shelf and approximately 350,000 gross acres in the deepwater. A majority of our daily production is derived from wells we operate. For more information on W&T Offshore, please visit our website at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore's Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

CONTACT:	Lisa Elliott	Danny Gibbons
	Dennard Lascar Associates	SVP & CFO
	lelliott@dennardlascar.com	investorrelations@wtoffshore.com
	713-529-6600	713-624-7326

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
	(In thousands, except per share data)

Revenues	$77,715	$127,907

Operating costs and expenses:
Lease operating expenses	44,469	53,331
Gathering, transportation costs and production taxes	5,618	5,461
Depreciation, depletion, amortization and accretion	63,733	125,467
Ceiling test write-down of oil and natural gas properties	116,559	260,390
General and administrative expenses	16,443	20,766
Derivative gain	(2,493)	-
Total costs and expenses	244,329	465,415
Operating loss	(166,614)	(337,508)
Interest expense:
Incurred	27,814	22,946
Capitalized	(343)	(1,783)
Other (income) expense, net	1,306	(2)
Loss before income tax benefit	(195,391)	(358,669)
Income tax benefit	(4,882)	(103,574)
Net loss	$(190,509)	$(255,095)

Basic and diluted loss per common share	$(2.49)	$(3.36)

Weighted average common shares outstanding	76,428	75,857

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended
	March 31,			Variance
	2016	2015	Variance	Percentage (2)
Net sales volumes:
Oil (MBbls)	1,906	1,894	12	0.6%
NGL (MBbls)	358	443	(85)	-19.2%
Oil and NGLs (MBbls)	2,263	2,337	(74)	-3.2%
Natural gas (MMcf)	10,071	12,349	(2,278)	-18.4%
Total oil and natural gas (MBoe) (1)	3,942	4,395	(453)	-10.3%
Total oil and natural gas (MMcfe) (1)	23,651	26,372	(2,721)	-10.3%

Average daily equivalent sales (MBoe/d)	43.3	48.8	(5.5)	-11.3%
Average daily equivalent sales (MMcfe/d)	259.9	293.0	(33.1)	-11.3%

Average realized sales prices:
Oil ($/Bbl)	$26.73	$43.04	$(16.31)	-37.9%
NGLs ($/Bbl)	13.96	16.81	(2.85)	-17.0%
Oil and NGLs ($/Bbl)	24.71	38.07	(13.36)	-35.1%
Natural gas ($/Mcf)	2.01	3.01	(1.00)	-33.2%
Barrel of oil equivalent ($/Boe)	19.33	28.70	(9.37)	-32.6%
Natural gas equivalent ($/Mcfe)	3.22	4.78	(1.56)	-32.6%

Average per Boe ($/Boe):
Lease operating expenses	$11.28	$12.13	$(0.85)	-7.0%
Gathering and transportation costs and production taxes	1.43	1.24	0.19	15.3%
Depreciation, depletion, amortization and accretion	16.17	28.55	(12.38)	-43.4%
General and administrative expenses	4.17	4.72	(0.55)	-11.7%
Adjusted EBITDA	4.20	11.00	(6.80)	-61.8%

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.88	$2.02	$(0.14)	-6.9%
Gathering and transportation costs and production taxes	0.24	0.21	0.03	14.3%
Depreciation, depletion, amortization and accretion	2.69	4.76	(2.07)	-43.5%
General and administrative expenses	0.70	0.79	(0.09)	-11.4%
Adjusted EBITDA	0.70	1.83	(1.13)	-61.7%

(1) MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding).  The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2) Variance percentages are calculated using rounded figures and may result in slightly different figures for comparable data.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2016	2015
	(In thousands, except
	share data)
Assets
Current assets:
Cash and cash equivalents	$370,623	$85,414
Receivables:
Oil and natural gas sales	27,903	35,005
Joint interest and other	17,006	22,012
Total receivables	44,909	57,017
Prepaid expenses and other assets	23,035	26,879
Total current assets	438,567	169,310
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $5,165 at March 31, 2016 and $18,595 at December 31, 2015 were excluded from amortization)	7,895,402	7,902,494
Furniture, fixtures and other	20,802	20,802
Total property and equipment	7,916,204	7,923,296
Less accumulated depreciation, depletion and amortization	7,108,925	6,933,247
Net property and equipment	807,279	990,049
Deferred income taxes	32,553	27,595
Restricted deposits for asset retirement obligations	16,171	15,606
Other assets	4,225	5,462
Total assets	$1,298,795	$1,208,022

Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
Accounts payable	$92,045	$109,797
Undistributed oil and natural gas proceeds	20,654	21,439
Asset retirement obligations	83,778	84,335
Accrued liabilities	39,486	11,922
Current portion of long-term debt	138,999	-
Total current liabilities	374,962	227,493
Long-term debt, less current maturities	1,345,954	1,196,855
Asset retirement obligations, less current portion	275,986	293,987
Other liabilities	16,357	16,178
Commitments and contingencies	-	-
Shareholders' equity (deficit):
Common stock, $0.00001 par value; 118,330,000 shares authorized; 79,375,662 issued and 75,506,489 outstanding at March 31, 2016 and December 31, 2015	1	1
Additional paid-in capital	426,035	423,499
Retained earnings (deficit)	(1,116,333)	(925,824)
Treasury stock, at cost; 2,869,173 shares at March 31, 2016 and December 31, 2015	(24,167)	(24,167)
Total shareholders' equity (deficit)	(714,464)	(526,491)
Total liabilities and shareholders' equity (deficit)	$1,298,795	$1,208,022

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
	(In thousands)

Operating activities:
Net loss	$(190,509)	$(255,095)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	63,733	125,467
Ceiling test write-down of oil and natural gas properties	116,559	260,390
Debt issuance costs write-down/amortization of debt items	1,684	156
Share-based compensation	2,536	2,816
Derivative gain	(2,493)	-
Cash payments on derivative settlements	4,105	-
Deferred income taxes	(4,882)	(103,574)
Asset retirement obligation settlements	(3,180)	(19,554)
Changes in operating assets and liabilities	42,156	42,312
Net cash provided by operating activities	29,709	52,918

Investing activities:
Investment in oil and natural gas properties and equipment	(12,903)	(82,765)
Changes in operating assets and liabilities associated with investing activities	(20,680)	(52,176)
Proceeds from sales of assets	1,000	-
Purchases of furniture, fixtures and other	-	(226)
Net cash used in investing activities	(32,583)	(135,167)

Financing activities:
Borrowings of long-term debt - revolving bank credit facility	340,000	82,000
Repayments of long-term debt - revolving bank credit facility	(52,000)	(15,000)
Other	83	(50)
Net cash provided by financing activities	288,083	66,950
Increase (decrease) in cash and cash equivalents	285,209	(15,299)
Cash and cash equivalents, beginning of period	85,414	23,666
Cash and cash equivalents, end of period	$370,623	$8,367

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP.  These non-GAAP financial measures are "Net Income Excluding Special Items," "EBITDA" and "Adjusted EBITDA."   Our management uses these non-GAAP financial measures in its analysis of our performance.   These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Loss to Net Loss Excluding Special Items

"Net Loss Excluding Special Items" does not include the unrealized commodity derivative loss, write-off of debt issuance and other non-operating costs, ceiling test write-down of oil and natural gas properties and associated tax effects.  Net Loss excluding special items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended
	March 31,
	2016	2015
	(In thousands, except per share amounts)
	(Unaudited)

Net loss	$(190,509)	$(255,095)
Unrealized commodity derivative loss	1,612	-
Write off of debt issuance and other non operating costs	2,630	-
Ceiling test write-down of oil and natural gas properties	116,559	260,390
Income tax adjustment for above items at current period tax rate	(3,020)	(75,253)
Net loss excluding special items	$(72,728)	$(69,958)

Basic and diluted loss per common share, excluding special items	$(0.95)	$(0.92)

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Reconciliation of Net Loss to Adjusted EBITDA

We define EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization, and accretion and ceiling test write-down of oil and natural gas properties. Adjusted EBITDA excludes the unrealized commodity derivative loss, write off of debt issuance and other non-operating costs.  We believe the presentation of EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures.  We believe this presentation is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital and tax structures.  EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income (loss), as an indication of operating performance or cash flows from operating activities or as a measure of liquidity.  EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies.  In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

The following table presents a reconciliation of our consolidated net loss to consolidated EBITDA and Adjusted EBITDA along with our Adjusted EBITDA margin.

	Three Months Ended
	March 31,
	2016	2015
	(In thousands)
	(Unaudited)

Net loss	$(190,509)	$(255,095)
Income tax benefit	(4,882)	(103,574)
Net interest expense	27,409	21,161
Depreciation, depletion, amortization and accretion	63,733	125,467
Ceiling test write-down of oil and natural gas properties	116,559	260,390
EBITDA	12,310	48,349

Adjustments:
Unrealized commodity derivative loss	1,612	-
Write off of debt issuance and other non operating costs	2,630	-
Adjusted EBITDA	$16,552	$48,349

Adjusted EBITDA Margin	21%	38%